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                                 EXHIBIT 12.2

                  ALCO STANDARD CORPORATION AND SUBSIDIARIES
       RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (dollars in thousands)

                                                   ------------------------------------------------------------------
                                                     9/30/95         1994          1993          1992          1991
                                                   ----------      --------      --------      --------      --------
Earnings
    Income from continuing operations              $  219,273    $   70,609    $    7,615    $  104,217    $   76,642
    Add:
       Loss from unconsolidated affiliate                           117,158         2,538
       Provision for income taxes                     140,630        86,203        16,984        68,303        49,160
       Fixed charges                                  130,684       101,779        86,615        70,168        68,748
                                                   ----------    ----------    ----------    ----------    ----------
    Earnings, as adjusted                   (A)    $  490,587    $  375,749    $  113,752    $  242,688    $  194,550

Fixed charges and preferred stock dividends
    Other interest expense, including
       interest on capital leases                  $   96,054    $   71,780    $   63,851    $   51,203    $   53,173
    Estimated interest component of
       rental expense                                  34,630        29,999        22,764        18,965        15,575

                                                   ----------    ----------    ----------    ----------    ----------
    Total fixed charges                               130,684       101,779        86,615        70,168        68,748

    Preferred stock dividends, as adjusted             24,974        19,002        15,846           129           228

    Total fixed charges and preferred              ----------    ----------    ----------    ----------    ----------
       stock dividends                      (B)    $  155,658    $  120,781    $  102,461    $   70,297    $   68,976
                                                   ==========    ==========    ==========    ==========    ==========
Ratio of earnings to fixed charges
    and preferred stock dividends
                             (A) divided by (B)           3.2           3.1           1.1 *         3.5           2.8
                                                          ===           ===           ===           ===           ===
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*   Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges and preferred stock dividends for fiscal 1993 is 2.8.